UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 4, 2006

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street, 26th Floor, New York, New York 10005
(Address of principal executive offices)

Registrant’s telephone number, including area code:	212-809-3542

333 Ludlow Street, Stamford, Connecticut 06902 203-425-8000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Purchase Agreement with Warburg Pincus Private Equity IX, L.P.

On September 4, 2006, NYFIX, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Warburg Pincus Private Equity IX, L.P. (the “Investor”), pursuant to which the Investor agreed to acquire shares of Series B Voting Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred”), and a warrant (the “Warrant”) to purchase shares of common stock of the Company. The Company intends to use the net proceeds from the transaction, after deducting a 6% placement agent fee and other transaction-related expenses, for general corporate purposes and business development activities.

Under the terms of the Purchase Agreement, the Company will issue and sell 1.5 million shares of Series B Preferred to the Investor at an aggregate purchase price of $75 million or $50 per share. Each share of Series B Preferred will be convertible at the option of the holder, in whole or in part, at any time and from time to time initially into 10 shares of common stock at an initial conversion price of $5.00 per share. The conversion price is subject to adjustment upon certain events, including stock splits or combinations, stock dividends, rights distributions and similar events, and adjustments for anti-dilution protection for certain issuances below the conversion price.

Under the terms of the Purchase Agreement, the Company will also issue the Warrant, entitling the Investor to purchase 2,250,000 shares of common stock at an exercise price of $7.75. The Warrant will be exercisable at the option of the Investor, in whole or in part, at any time and from time to time prior to the tenth anniversary of the closing of the transaction. The exercise price is subject to adjustment upon certain events, including stock splits or combinations, stock dividends, rights distributions and similar events.

The Series B Preferred will have the right to receive semi-annual dividends at an annual rate of 7.0%. The dividends will be paid-in-kind in the form of additional shares of common stock of the Company. The number of shares of common stock to be issued in payment of the dividend with respect to each share of Series B Preferred will be determined by dividing (i) the amount of the dividend that would have been payable with respect to such share of Series B Preferred had the dividend been paid in cash by (ii) the conversion price then in effect. The holders of Series B Preferred will also be entitled to receive any dividends or distributions paid on the common stock on an as converted basis. Dividends on the Series B Preferred shall compound semi-annually to the extent unpaid.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred will be entitled to receive a liquidation preference payment of an amount in cash per share equal to the greater of (i) the initial purchase price per share, plus an amount equal to the greater of (x) any accrued but unpaid dividends (whether or not declared) and (y) the amount in cash that each holder would have received if all accrued but unpaid dividends (whether or not declared) had been paid in shares of common stock immediately prior to the liquidation, and (ii) the payment that would be received by the holders if the Series B Preferred were converted into common stock immediately prior to such liquidation, dissolution or winding up and the holders had received all accrued but unpaid dividends (whether or not declared) in shares of common stock through the date of the liquidation.

Upon a change of control of the Company approved by the Company’s Board of Directors, the Investor may, at its election, (i) treat the Series B Preferred as if converted into common stock and receive the consideration due to the holders of common stock or (ii) receive its liquidation preference. If such a change of control occurs within three years after the closing of the transaction, the liquidation preference shall be an amount in cash per share equal to the then current liquidation preference plus the greater of (x) the per share amount of all dividends that would have been payable on the Series B Preferred commencing on the date of the change of control through and including the third anniversary of the closing date and (y) the amount in cash the holder would have received if all dividends described in clause (x) had been paid in shares of common stock immediately prior to the change of control.

At any time following the 18-month anniversary of the closing date, the Series B Preferred will be convertible into shares of common stock at the option of the Company, in whole or in part, if the price per share of the Company’s common stock reaches certain levels ranging from 3.5 times the conversion price for the period between the 18-month and 36-month anniversaries of the closing date to 2.5 times the conversion price for the period following the 5-year anniversary of the closing date.

Under the terms of the Purchase Agreement, the Investor has agreed that, until the 5-year anniversary of the closing date, the Investor will not, except in certain limited circumstances, by itself or in concert with others, acquire any shares of capital stock of the Company if, after giving effect to such acquisition, the Investor would own more than 40% of the outstanding shares of common stock of the Company on an as converted basis. If the Investor becomes the beneficial owner of 45% or more of the common stock of the Company on an as converted fully diluted basis, the Investor must exchange the shares of capital stock of the Company owned by the Investor in excess of 45% for Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred”). The terms of the Series C Preferred are substantially similar to the terms of the Series B Preferred except that the holders of Series C Preferred will not be entitled to any voting rights.

For so long as the Investor owns at least 50% of the shares of the Series B Preferred issued on the closing date, the holders of the Series B Preferred shall have the right to elect 2 Directors to the Company’s Board. At such time as the Investor has converted at least 50% of the Series B Preferred issued on the closing date, (i) for so long as the Investor owns at least two-thirds of the common stock issued upon its conversion of all shares of Series B Preferred converted on or before such time, the Company will use its reasonable best efforts to nominate and cause to be elected two Directors designated by the Investor, and (ii) for so long as the Investor owns at least one-third (but less than two-thirds) of the shares of common stock issued upon its conversion of all shares of Series B Preferred converted on or before such time, the Company will use its best efforts to nominate and cause to be elected one Director designated by the Investor.

The holders of the Series B Preferred will have the right to vote with the common stock on an as-converted basis. Effective upon the re-listing of the common stock on the Nasdaq National

Market, solely for purposes of voting, the conversion price will be deemed to be the higher of the then applicable conversion price and the closing price of the common stock on the date of closing.

For so long as at least 50% of the Series B Preferred remains outstanding, the holders of a majority of the Series B Preferred will be required to approve: (i) changes to the terms of the Series B Preferred, (ii) the adoption or amendment of any shareholder rights plan that would dilute the economic or voting interest of the Series B Preferred, (iii) incurrence of debt, distribution of assets, payment of dividends or repurchase of securities if following such transaction the Company’s net debt divided by EBITDA would be in excess of 3.0, (iv) creation or incurrence of any equity or equity-linked security senior or pari passu as to dividends or liquidation rights to the Series B Preferred, or (v) subject to certain exceptions, any increase in the size of the Company’s Board to more than 12 members.

In the event that the Company fails for any reason to file its audited financial statements for each of the three years ended December 31, 2003, 2004 and 2005 and the six month period ended June 30, 2006 with the Securities and Exchange Commission prior to February 15, 2007, the conversion price of the Series B Preferred will be automatically reset to the lowest average closing price of the common stock for the 30 day period preceding the actual date of filing, if such price is below the conversion price. In the event that certain financial representations of the Company in the Purchase Agreement prove to have been incorrect in any material respect as of the date it was made, the conversion price of the Series B Preferred will be automatically reset, to the lesser of (i) the average closing price of the common stock for each consecutive 30 day period following the date of public announcement by the Company that its audited financial statements are complete and (ii) the average closing price of the common stock for the 30 day period following the actual date of filing, if such lower price is less than the conversion price. In either circumstance described above, the conversion price may not be reduced by more than 25% from the then current conversion price. In addition, during the circumstances described above, the holders of Series B Preferred will have the right to elect one additional director to the Company’s Board.

The Purchase Agreement grants the Investors subscription rights to purchase a pro rata portion of equity securities sold by the Company after the closing of the transaction. In addition, in connection with the closing of the transaction contemplated by the Purchase Agreement, the Company will enter into a registration rights agreement with the Investor which will grant to the Investor, beginning on the first anniversary of the closing date, the right to two demand registrations, unlimited piggyback registrations and three S-3 shelf registrations for any shares of common stock of the Company held by the Investor, subject to certain conditions.

Under the terms of the Purchase Agreement, the Company agreed, as promptly as practicable after the closing, to institute a new stock option plan constituting 9,450,000 shares of common stock (in addition to the existing stock option plans), representing approximately 15% of the aggregate shares of common stock then outstanding on a fully diluted basis.

Following the closing of the transaction, the Company is required to hold a shareholders meeting to increase its authorized share capital in an amount sufficient to provide for the conversion of, and payment of dividends upon, the Series B Preferred, the exercise of the Warrant and the exercise of all options granted or available for grant under any outstanding options or option plans of the Company. In connection with this, the Company must file a proxy statement within 30 days of the closing date and effect such capital increase within 120 days of the date of filing with the Securities and Exchange Commission of its audited financial statements for the year ended December 31, 2005, and in no event later than June 15, 2007; failure to timely file the proxy or effect the share capital increase will result in an increase in the dividend rate of two percentage points on the date of such default, with further increases of two percentage points on the anniversary of such default until such time as the share capital increase is effected, at which time the dividend rate will be reset such that such increases have no further force or effect.

The transaction contemplated by the Purchase Agreement is subject to certain conditions including, among others: (1) lapse of the waiting period or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under Rule 1017 of the National Association of Securities Dealers; (2) appointment of Mr. William H. Janeway and Mr. Cary Davis as Directors and P. Howard Edelstein as Chief Executive Officer; (3) no developments in the business of the Company or any of its subsidiaries which would be reasonably likely to have a material adverse effect; (4) continued accuracy of representations and warranties; and (5) absence of any effective injunction or court order prohibiting the closing.

On September 5, 2006, the Company announced pursuant to a press release that it had entered into the Purchase Agreement. A copy of such press release is attached as Exhibit 99.1.

The forgoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the copy of the Purchase Agreement, filed with this report as Exhibit 10.1, incorporated herein by reference.

Employment of new Chief Executive Officer

On September 4, 2006, the Board of Directors of the Company elected P. Howard Edelstein as the Company’s Chief Executive Officer, effective September 5, 2006. The press release attached as Exhibit 99.1 reports in error that Mr. Edelstein was elected a director at the same time. Mr. Edelstein will become a director on the closing of the transaction contemplated by the Purchase Agreement. On September 4, 2006, the Company entered into an employment agreement with Mr. Edelstein (the “Edelstein Employment Agreement”) with a commencement date of September 5, 2006. Prior to such election as Chief Executive Officer and employment, neither Mr. Edelstein nor any member of his immediate family has had any material relationship or any transaction with the Company or any of the Company’s affiliates or subsidiaries.

In the following description of the material terms of the Edelstein Employment Agreement, all capitalized terms not otherwise defined herein have the meanings provided in the Edelstein Employment Agreement:

Under the Edelstein Employment Agreement, Mr. Edelstein serves as Chief Executive Officer of the Company commencing September 5, 2006 with an annualized base salary of not less than $495,000. Mr. Edelstein is eligible for an annual incentive bonus commencing in 2007. The target annual bonus for each year shall be 100% of base salary; provided, however, that the annual bonus payable for 2007 shall not be less than 50% of base salary. In addition, Mr. Edelstein will be eligible for a bonus for the remainder of 2006, which shall be calculated at 50% of base salary and pro rated to reflect the number of days Mr. Edelstein is employed by the Company during the year. The Company will also provide Mr. Edelstein a one-time moving allowance equal to $150,000, which will be paid, subject to Mr. Edelstein’s continued employment, on or prior to the Company’s first regularly scheduled payroll date of the 2007 calendar year.

As soon as practicable after September 5, 2006, the Company has committed to grant Mr. Edelstein significant equity compensation in the form of either stock options or restricted stock. If during any period of the fiscal year ending December 31, 2007 Mr. Edelstein has not received such equity compensation, the guaranteed annual bonus during such period (as described above) shall be 100% of base salary.

Generally, upon any termination of Mr. Edelstein’s employment, he will be entitled to accrued base salary through the date of such termination, payment of unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred prior to such termination, and any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein. In addition, if Mr. Edelstein’s employment is terminated by the Company without Cause or by Mr. Edelstein with Good Reason, Mr. Edelstein shall be entitled to: any unpaid annual bonus in respect to any completed year prior to termination; a pro rata annual bonus, provided that applicable annual performance objectives are achieved for the fiscal year in which such termination occurs; continuation of base salary and health and life insurance benefits for the twelve month period immediately following such termination; an amount equal to the greater of two times the annual bonus for the immediately preceding fiscal year or 150% of base salary; and reimbursement for reasonable executive outplacement assistance expenses. If termination by the Company without Cause or by Mr. Edelstein with Good Reason occurs within the twelve month period following a Change of Control, vesting on all equity granted shall be accelerated.

Mr. Edelstein is also subject to certain restrictive covenants preventing his disclosure of confidential information during and after his employment with the Company, and from engaging in competitive or interfering activities during his employment and during the twelve month period following termination of employment for any reason. Interfering activities include solicitation of clients, customers or employees of the Company or its subsidiaries.

If the transactions contemplated in the Purchase Agreement terminate without closing, the Edelstein Employment Agreement automatically terminates on the date of such termination, and other than with respect to accrued obligations, neither party shall have any continuing obligations.

Separation Agreement

On September 4, 2006 (the “Resignation Date”), Robert C. Gasser resigned as the Company’s Chief Executive Officer. On the same day, the Company entered into a separation and release agreement with Mr. Gasser (the “Gasser Separation Agreement”), which terminates as of the Separation Date (as defined in the next paragraph) the Executive Agreement between the Company and Mr. Gasser dated September 21, 2001, except as otherwise provided in the Gasser Separation Agreement.

Under the Gasser Separation Agreement, Mr. Gasser agreed to continue as a full-time employee of the Company during a transition period until up to October 4, 2006 (the “Separation Date”) and to resign as a director of the Company and its affiliates effective as of the Separation Date. The Company agrees to pay Mr. Gasser’s salary and premiums for specified benefits through the Separation Date. The parties agreed that no severance payment will be made to Mr. Gasser. All of Mr. Gasser’s unvested options will lapse without vesting on the Separation Date. Consistent with Company practices, Mr. Gasser’s vested options will remain exercisable for 90 days following the Separation Date. Mr. Gasser agrees to be reasonably available after the Separation Date for consultation with the Company’s new management team regarding the operation of the Company’s business.

Mr. Gasser agrees for a period of ten years following the Resignation Date that he will not without prior approval from the Company’s Board, among other things: (1) solicit any proxies to vote any class of the Company’s securities; (2) acquire or propose a business combination with the Company or to influence the management, Board or policies of the Company; (3) vote Company securities in opposition to any Board recommendation; and (4) acquire any additional Company securities other than pursuant to the exercise of vested stock options.

Mr. Gasser agrees that he will not, for a period of two years following the Resignation Date solicit for employment any person employed by the Company and certain other specified entities within 12 months prior to the Resignation Date.

Mr. Gasser and the Company each agree not to disparage the other. Mr. Gasser agrees to keep secret and not disclose or use any of the Company’s confidential information and agrees to specified intellectual property and cooperation covenants and to a release in favor of the Company.

The foregoing description of the terms of the Edelstein Employment Agreement and the Gasser Separation Agreement is qualified in its entirety by reference to the copies of those agreements, filed with this report as Exhibits 10.2 and 10.3, incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

Effective September 4, 2006, the Company and Robert C. Gasser mutually agreed to terminate, as of the Separation Date, all obligations under the Executive Agreement between the Company and Mr. Gasser dated September 21, 2001, except as otherwise provided in the Gasser Separation Agreement. Mr. Gasser’s resignation was a result of the Purchase Agreement described in Item 1.01, which required the election of Mr. Edelstein as the Company’s Chief Executive Officer.

The material terms of the termination of Mr. Gasser’s Executive Agreement are set forth in the Gasser Separation Agreement, which is an exhibit to this report, described in Item 1.01 hereof and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities

On September 4, 2006, the Company entered into the Purchase Agreement described in Item 1.01 above. The shares of Series B Preferred and the Warrant will be issued in a private placement transaction under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Purchase Agreement, the Investor made certain representations, including the following: (a) the Investor is acquiring the securities for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the shares of Series B Preferred or the Warrant, (b) the Investor is a “qualified institutional buyer” within the meaning of Rule 144A(a) of the Securities Act or an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, (c) the Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company and is able to bear the economic risk of such investment for an indefinite period of time, and (d) the Investor was furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of the Purchase Agreement and the purchase of the Series B Preferred. In addition, the Company disclosed to the Investor that the shares of Series B Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant have not been registered under the Securities Act and consequently cannot be resold unless registered under the Securities Act or an exemption from registration is available, and a restrictive legend will be placed on the share certificates and Warrant. Consequently, management determined that such shares and Warrant can be issued to the Investor in reliance on Rule 506 of Regulation D of the Securities Act.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 3.03.  Material Modifications to Rights of Security Holders.

The Company anticipates that the closing as contemplated by the Purchase Agreement, as described in Item 1.01, will result in an event or circumstance that the Company will disclose under this Item 3.03 at the time of such closing, namely the filing with the Delaware Secretary of State of a Certificate of Designations creating the Series B and Series C Preferred.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)  not applicable

(b)  On September 4, 2006, Peter Hansen resigned as Chairman of the Company’s Board of Directors. Mr. Hansen remains a member of the Board. The same day, the Board elected Lon Gorman as Chairman.

On September 4, 2006, Robert C. Gasser resigned as the Company’s Chief Executive Officer.

(c)  On September 4, 2006, the Board elected P. Howard Edelstein, 52, as the Company’s Chief Executive Officer. This is Mr. Edelstein’s first position with the Company and his appointment is a condition to closing of the Purchase Agreement. Mr. Edelstein is not related to any director or any other officer of the Company.

Before joining Warburg Pincus in January 2006 as an entrepreneur-in-residence, a position from which Mr. Edelstein is resigning after a brief transitional period, Mr. Edelstein was President, Chief Executive Officer and a director of Radianz from July 2003 to December 2005. Radianz was ultimately merged into BT. In 2002 and 2003, Mr. Edelstein was an entrepreneur-in-residence with Warburg Pincus. From 1993 to 2001, Mr. Edelstein served as president and Chief Executive Officer of Thomson Financial ESG, which he founded and which later merged with the Depository Trust and Clearing Corp.’s TradeSuite business to create OMGEO, an industry utility for straight-through processing. Previously, Mr. Edelstein also has held senior positions at firms such as Dow Jones Telerate and Knight-Ridder. Mr. Edelstein has been a director of SkillSoft Corporation from September 2002 to the present and a director of Alacra, a privately held financial information company, from April 2001 to the present. He also was a director of PalmSource from September 2003 to September 2005.

The information provided in Item 1.01 above pertaining to the Edelstein Employment Agreement and the Gasser Separation Agreement is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Securities Purchase Agreement between NYFIX, Inc. and Warburg Pincus Private Equity IX, L.P., dated September 4, 2006.
10.2	Employment Agreement between P. Howard Edelstein and NYFIX, Inc. dated September 4, 2006.
10.3	Separation and Release Agreement between Robert Gasser and NYFIX, Inc. dated September 4, 2006.
99.1	NYFIX, Inc. Press Release, dated September 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.
By:	/s/ Brian Bellardo
Name: Brian Bellardo Title: Secretary

Dated:  September 8, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Securities Purchase Agreement between NYFIX, Inc. and Warburg Pincus Private Equity IX, L.P., dated September 4, 2006.
10.2	Employment Agreement between P. Howard Edelstein and NYFIX, Inc. dated September 4, 2006.
10.3	Separation and Release Agreement between Robert Gasser and NYFIX, Inc. dated September 4, 2006.
99.1	NYFIX, Inc. Press Release, dated September 5, 2006.